EXHIBIT A

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME, PLEASE DISREGARD THIS NOTICE.

NOTIFICATION OF THE COMPANY’S
TENDER OFFER TO PURCHASE SHARES.

September 26, 2011

Dear SkyBridge Multi-Adviser Hedge Fund Portfolios LLC Member:

We are writing to inform you of a tender offer by SkyBridge Multi-Adviser Hedge Fund Portfolios LLC (formerly Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC) (the “Company”) to purchase shares of Multi-Strategy Series G.

Important Information Regarding this Tender Offer

This quarterly tender offer provides shareholders with an opportunity to redeem shares in the Company at the unaudited net asset value as of December 30, 2011.  If you are not interested in tendering your Shares for purchase by the Company at this time, you may disregard this notice.

Shares may be presented to the Company for purchase only by tendering them during one of the Company’s announced tender offers.  The tender offer period begins on September 26, 2011 and will end on October 25, 2011.  Should you wish to tender any of your Shares for purchase by the Company during this tender offer period, please complete and return the enclosed Notice of Intent to Tender in the enclosed postage-paid envelope.

All tenders must be received by BNY Mellon Investment Servicing, the Company’s agent designated for this purpose, either by mail or by fax in good order no later than 11:59 p.m., New York time, October 25, 2011.  If by fax, please deliver an original executed copy promptly thereafter.  If your Notice of Intent to Tender instructs you to deliver the form to your financial adviser (instead of directly to BNY Mellon Investment Servicing), please allow sufficient time for your financial adviser to deliver your Notice of Intent to Tender to BNY Mellon Investment Servicing by 11:59 p.m., New York time, October 25, 2011.

If you do not wish to tender your Shares, no action is required.  Simply disregard this notice.

Questions

If you have any questions, please refer to the attached Tender Offer to Purchase document, which contains additional important information about the tender offer, or BNY Mellon Investment Servicing at (800) 305-0816.  You may also direct questions to your financial consultant.

Sincerely,

SkyBridge Multi-Adviser Hedge Fund Portfolios LLC